Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Amends Existing Equity Financing Agreements with the

Carpenter Funds to Increase the Common Stock and Reduce the Preferred Stock to be Purchased

by the Carpenter Funds

Costa Mesa, Calif. — February 29, 2012 — (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) announced today that the agreements entered into on August 26, 2011 with Carpenter Community BancFund LP and Carpenter Community BancFund-A LP (collectively, the “Carpenter Funds”) for the second round of its previously reported equity financing have been amended to terminate the sale of $10.8 million of additional shares of preferred stock and, correspondingly, increase by $10.8 million the amount of common stock that the Carpenter Funds will be purchasing from the Company. As a result of these changes, the Company expects to save approximately $907,200 annually in preferred stock dividends and increase its Tier 1 capital.

As previously reported, on August 26, 2011, the Company sold $11.2 million of a newly created class of preferred stock, designated as the Series B Convertible 8.4% Preferred Stock (the “Series B Shares”), including $3.7 million to the Carpenter Funds. On that same date, the Company and the Carpenter Funds entered into two additional stock purchase agreements: (i) an Additional Series B Preferred Stock Purchase Agreement (the “Additional Series B Purchase Agreement”) which provided for the sale to the Carpenter Funds of an additional $10.8 million of Series B Preferred Stock (the “Additional Series B Shares”), at a purchase price of $100 per share, and (ii) a Common Stock Purchase Agreement, which provided for a sale to the Carpenter Funds of $15.5 million of shares of Company common stock (“Common Shares”), at a purchase price equal to $5.31 per share or, if greater, the per share book value of the Company’s common stock last reported prior to the closing of that sale of Common Shares, in each case subject to the satisfaction of certain conditions. Among other things, as holders of the Additional Series B Shares, the Carpenter Funds would have been entitled to receive dividends, as and when declared, totaling approximately $907,200 each year in cash or, if not so declared and paid, in additional shares of preferred stock, and to convert, at their option, their Additional Series B Shares, at a conversion price of $5.32 per share, into a total of 2,030,075 shares of Company common stock.

Today, the Company and the Carpenter Funds entered into agreements which terminate the sale of the $10.8 million of Additional Series B Shares and, correspondingly, increase the amount of Common Shares to be purchased by the Carpenter Funds by an additional $10.8 million, from $15.5 million to a total of $26.3 million of Common Shares, pursuant to an Amended & Restated Common Stock Purchase Agreement (the “Amended Stock Purchase Agreement”).

The Company also announced that Raymond E. Dellerba will remain President and Chief Executive Officer of the Company and the Bank. Mr. Dellerba stated, “I firmly believe that the agreements we have entered into today with the Carpenter Funds are a positive development for the Company and the Bank and especially for our long-term shareholders. These agreements will save the Company approximately $907,200 annually in preferred stock dividends that would otherwise have become payable on the Additional Series B Shares. Moreover, we believe that these agreements increase the likelihood that the conditions to the consummation of this sale of the $26.3 million of Common Shares to the Carpenter Funds will be satisfied. Also, the sale of the additional Common Shares to the Carpenter Funds will further increase our Tier 1 capital, which will strengthen even further our financial condition and provide us with

Pacific Mercantile Bancorp Press Release

February 29, 2012

additional financial and capital resources that we believe will enable us to resume our growth strategy and enhance our competitive position in the Southern California marketplace. I very much appreciate the efforts made by and the cooperation we received from the Carpenter Funds in connection with these changes in our agreements.” Mr. Dellerba added, “Also, I am very pleased to continue leading the organization as President and CEO of the Company and the Bank.”

“We have been friends and admirers of Pacific Mercantile for over a decade,” said Edward Carpenter, Chairman of the Carpenter Funds, “We are delighted by this joint agreement that will increase our investment in the Company to $30 million.”

The Additional Series B Purchase Agreement had provided for the sale of $1.0 million of Additional Series B Shares to SBAV LP (“SBAV”), which had purchased $7.5 million of Series B Preferred Stock on August 26, 2011. Due to the termination of that Agreement, the sale of the $1.0 million of Additional Series B Shares to SBAV will not occur.

As a result of the termination of the Additional Series B Purchase Agreement, it became necessary to amend certain of the ancillary agreements that either were entered into on August 26, 2011 or were appended as Exhibits to the Additional Series B Purchase Agreement (the “Ancillary Agreements”), including an Amended Investor Rights Agreement between the Company and the Carpenter Funds.

The Ancillary Agreements provide for the Carpenter Funds, for a purchase price of $51,105, and SBAV, for a purchase price of $44,056, to retain their rights to purchase common stock warrants from the Company that, subject to certain conditions, will entitle the Carpenter Funds and SBAV to purchase up to 408,834 shares and 352,444 shares, respectively, of the Company’s common stock (“Warrant Shares”), at an exercise price of $6.26 per Warrant Share. The Carpenter Funds and SBAV also will retain their registration rights with respect to, in the case of the Carpenter Funds, the Common Shares and Warrant Shares, and in the case of SBAV, the Warrant Shares, as contemplated by the Additional Series B Purchase Agreement.

Consummation of the sale of the Common Shares pursuant to the Amended Common Stock Purchase Agreement is subject to the satisfaction of certain conditions, including the receipt by the Carpenter Funds of federal bank regulatory approvals for its purchase of the Common Shares by no later than April 27, 2012. There is no assurance that those conditions will be satisfied. The foregoing summaries of the Amended Common Stock Purchase Agreement and the above referenced Ancillary Agreements are not intended to be complete and are qualified in their entirety by reference to those Agreements, copies of which will be appended as exhibits to a Current Report on Form 8-K which the Company will be filing with the SEC to report the changes to the terms of the secondary equity financing summarized in this news release.

The summaries of the Additional Series B Purchase Agreement and the Common Stock Purchase Agreement, entered into on August 26, 2011 are not intended to be complete and are qualified in their entirety by reference to those Agreements, copies of which are appended as Exhibits 10.5 and 10.6 to the Company’s Current Report on Form 8-K dated August 26, 2011.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located

Pacific Mercantile Bancorp Press Release

February 29, 2012

in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

In addition to the risk of incurring loan losses, which is an inherent feature of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by international monetary or other economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations and could, thereby, cause us to incur losses in 2012 and in subsequent years; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and the DFI Order will have on our business and results of operations because, among other things, that Agreement and Order impose restrictions on our ability to grow our banking franchise and the risk of potential future supervisory regulatory action against us or the Bank by the FRB or the DFI if we are unable to meet any of the requirements of the FRB Agreement or the DFI Order; the risk that the sale of the Common Shares, as described in this new release, to the Carpenter Funds will not be consummated; the risk that sales of any additional equity securities we might make in the future to raise additional capital could be dilutive of our existing shareholders; the risks that continued weakness in the economy and the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate economic recovery, will reduce our net interest margins and, therefore, our net interest income; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business and our stock price performance are subject is contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which we filed with the SEC on February 27, 2012. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance.

We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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